Freeport-McMoRan Copper & Gold Inc. Announces

- Offering of $350 Million of Convertible Senior Notes

- New Common Stock Dividend Policy

NEW ORLEANS, LA, February 6, 2003 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that it plans to privately offer $350 million in convertible senior notes. The notes would be due in February 2011 and would be convertible, at the option of the holder, into shares of FCX’s common stock at a conversion price to be determined at the time of pricing.  The net proceeds from the offering will be used to repay all outstanding bank debt, for working capital requirements and other corporate purposes.  FCX plans to terminate its existing bank credit facilities and replace these facilities with a new bank credit facility.

Upon the completion of the $350 million convertible senior notes offering and the planned termination of its bank credit facilities, FCX’s Board of Directors has authorized a new cash dividend policy for FCX’s common stock.  The policy provides for an annual dividend of $0.36 per share and would be payable quarterly ($0.09 per quarter) with the initial quarterly dividend expected to be paid on May 1, 2003.

The notes will only be offered to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes and the common stock issuable upon conversion of the notes will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction. Unless they are registered, the notes may be offered and sold only in transactions that are exempt from registration under the Securities Act of 1933 or the securities laws of any other jurisdiction. This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

Cautionary Statement.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding completion of the convertible senior notes offering, termination of the bank credit facilities, and establishment of a dividend policy.  Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather related and currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

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